Exhibit (e)(6)

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (the “Agreement”) is made as of June 6, 2010, between General Electric Company, a New York corporation (“GE”), and Clarient, Inc. with reference to the following background.

A.    The parties have engaged in and expect to continue to engage in discussions involving the exploration and evaluation of a potential relationship or transaction (the “Transaction”).

B.    In connection with the consideration of such Transaction, each party (as to information disclosed by it, the “Disclosing Party”) is prepared to furnish the other party (as to information received by it, the “Receiving Party”) with certain confidential and proprietary information concerning its business and properties.

C.    All such information furnished by a Disclosing Party, whether furnished before or after the date of this Agreement and irrespective of the form of communication, and all Notes (as defined below) are collectively referred to in this Agreement as “Evaluation Material”.

D.    The parties wish to define their respective rights and obligations respect to the Evaluation Material.

E.    For purposes of this Agreement, the term “Representative” shall mean a party’s affiliates, agents, professional advisors or authorized representatives.

NOW, THEREFORE, in consideration of the premises and the agreements contained in this Agreement, the parties agree as follows:

1.    The Receiving Party acknowledges and agrees that it is imperative that all Evaluation Material received by it remain confidential. Accordingly, the Receiving Party agrees that prior to being given access to the Disclosing Party’s Evaluation Material, each of the Receiving Party’s Representatives shall be informed of the confidential nature of such Evaluation Material and agree to be bound by the terms of this Agreement. The Receiving Party agrees to be responsible for any breach of this Agreement by it or its Representatives to the same extent as though such person were a party hereto.

2.    To maintain the confidentiality of the Evaluation Material received by it, the Receiving Party agrees:

(a)    not to use, or allow the use for any purpose of, any such Evaluation Material, including any notes, summaries, reports, analyses, or other material derived by the Receiving Party, its affiliates, or its Representatives in whole or in part from such

Evaluation Material in whatever form maintained (collectively, “Notes”), in each case except for the sole purpose of evaluating a possible Transaction and the terms thereof;

(b)    not to disclose, or allow disclosure of, any such Evaluation Material except to its Representatives, in each case only to the extent necessary to permit such Representatives to assist the Receiving Party in making the evaluations referred to in clause (a) above; and

(c)    not to disclose or allow disclosure to persons other than its Representatives that (i) such Evaluation Material has been made available to the Receiving Party, (ii) the Receiving Party, or its Representatives have inspected any Evaluation Material, (iii) the parties may be considering a possible Transaction, or any of the terms, conditions, or other facts with respect to any such Transaction, including the status thereof, or (iv) the parties have had, are having, or propose to have any discussions or negotiations with respect thereto, provided that the Receiving Party may make such disclosure if such disclosure is required by law or legal process pursuant to the provisions of paragraph 6 hereof.

The term “person” as used in this Agreement shall be broadly interpreted to include, without limitation, the media and any individual, corporation, company, partnership, or other entity or group. GE’s obligations to keep the Evaluation Material confidential as set forth in this Agreement shall be deemed not to be breached by any disclosure by NBC Universal, Inc., its affiliates or any other affiliate of GE in the ordinary course of its business of disseminating news and information; provided, that such disclosure does not result from a breach of the obligations of GE or any of its Representatives hereunder.

3.    With respect to all Evaluation Material, the Receiving Party agrees that the Disclosing Party and its Representatives make no representations or warranties, express or implied, as to the accuracy or completeness of such material, and that only those representations and warranties that may be made in a definitive written agreement for a Transaction shall have any legal effect.

4.    If either party decides that it does not wish to proceed with a Transaction, it will promptly inform the other party of that decision. In addition, the Disclosing Party may elect at any time by notice to the Receiving Party to terminate further access by the Receiving Party to, and such party’s review of, the Evaluation Material disclosed to it. The Receiving Party agrees that in either such case, upon the written request of the Disclosing Party, it will promptly return or destroy all Evaluation Material disclosed to it, without retaining any copy thereof, except that one copy of such Evaluation Material and all Notes included therein may be retained in the legal files of the Receiving Party solely for compliance purposes or for the purpose of defending or maintaining any litigation (including any administrative proceeding) relating to this Agreement or such Evaluation Material. No such termination or return or destruction of such Evaluation

Material will affect the Receiving Party’s obligations under this Agreement, all of which obligations shall continue in effect.

5.    This Agreement shall not apply to any portion of the Evaluation Material disclosed to the Receiving Party to the extent such information (i) becomes generally available to the public other than as a result of an unauthorized disclosure by the Receiving Party or its Representatives, (ii) was available to the Receiving Party on a non-confidential basis prior to its disclosure to such party by the Disclosing Party or its Representatives, (iii) becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or its Representatives, provided the Receiving Party had no actual knowledge that such person was under a legal obligation to refrain from such disclosure, or (iv) was independently developed by the Receiving Party without reference to such Evaluation Material.

6.    If either party or its Representatives is requested or required to disclose any Evaluation Material received by it or to make any other disclosure mentioned in Section 2(c) above, such party agrees to provide the Disclosing Party with prompt notice of each such request, to the extent practical, so that the Disclosing Party may seek an appropriate protective order or waive compliance by the Receiving Party with the provisions of this Agreement or both. If, absent the entry of a protective order or the receipt of a waiver under this Agreement, the Receiving Party or its Representatives are legally compelled or required to disclose such Evaluation Material, the Receiving Party may disclose such information to the persons and to the extent required without liability under this Agreement.

7.    The terms of this Agreement may be modified or waived only by a separate writing signed by each of the parties that expressly modifies or waives any such term.

8.    This Agreement shall be binding upon the parties and their respective Representatives. It shall be construed in accordance with the internal substantive laws of the State of New York without regard to principles of choice or conflicts of law.

9.    In the event of any controversy, claim or dispute between the parties arising out of or relating to this Agreement or any alleged breach thereof, the parties shall submit such dispute to non-binding mediation in the Borough of Manhattan, County of New York, State of New York for a period of 60 days prior to initiating any legal action in connection therewith, provided that nothing herein shall prevent the party seeking enforcement from seeking temporary or preliminary injunctive relief from a state or federal court sitting in the Borough of Manhattan, County of New York, State of New York (which court shall have exclusive jurisdiction over any such request for relief) to the extent necessary to protect itself from any irreparable harm that it would suffer during the 60-day mediation period. If the parties are unable to agree upon a mediator within five business days after receipt of written notice of a claim, either party may apply to the American Arbitration Association for the appointment of a mediator, which appointment shall be final and binding on both parties. The mediation shall be conducted pursuant to the mediation rules of the American Arbitration Association then in effect, unless the parties agree to an alternative procedure. Each party shall participate in good faith in such mediation, shall bear its own costs of such mediation and shall share the cost of the mediator equally.

10.    If any dispute cannot be resolved pursuant to the preceding paragraph within the 60-day mediation period, either party may within 30 days after the end of the 60-day mediation period, demand that the dispute be submitted to binding arbitration by so notifying the other party, in writing (the “Arbitration”). The Arbitration shall be conducted in the Borough of Manhattan, County of New York, State of New York, before a single arbitrator. The arbitrator shall be appointed, and the Arbitration shall be conducted, under the rules of the American Arbitration Association in effect at the time of such arbitration, provided that the arbitrator shall have no power to award punitive exemplary or consequential damages to any party to the Arbitration. The arbitrator’s decision shall be final, conclusive and binding on the parties to the Arbitration, and shall be the exclusive forum for any claims arising out of this Agreement or the subject matter hereof.

11.    This Agreement represents the entire agreement of the parties concerning the subject matter hereof and supersedes any prior or contemporaneous oral (or any prior written) agreements concerning the subject matter hereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first written above.

GENERAL ELECTRIC COMPANY

By:	/S/ MICHAEL A. JONES
Michael A. Jones Executive Vice President, Business Development GE Healthcare

CLARIENT, INC.

By:	/S/ RONALD A. ANDREWS
Name:	Ronald A. Andrews
Title:	Chief Executive Officer